                                                                      Exhibit 99

                                                                      Chittenden
                                                                     CORPORATION

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820                         Kirk W. Walters
(802) 658-4000                                         (802) 660-1561

--------------------------------------------------------------------------------
For Immediate Release

October 5, 2001
                                                                         #27/01

CHITTENDEN TO ACQUIRE OCEAN NATIONAL CORPORATION
------------------------------------------------

Burlington, VT -- Chittenden Corporation (NYSE: CHZ) and Ocean National Corporation, headquartered in Kennebunk, Maine, announced today that they had signed a definitive agreement whereby Chittenden will acquire Ocean National Corporation, and its subsidiary, Ocean National Bank for $53.25 million in cash. Consummation of the agreement is subject to the approval of Ocean National Corporation shareholders as well as various regulatory agencies. The acquisition is expected to close in the first quarter of 2002.

In announcing the agreement, Paul A. Perrault, Chittenden's Chairman, President and Chief Executive Officer, said, "We look forward to Ocean National Bank joining Chittenden. We feel that Ocean, as a strong performing, locally controlled commercial bank, in a strong regional market, will be a good fit with the other members of the Chittenden group. This is a great opportunity for Chittenden, as it strengthens our presence in both the southern Maine and New Hampshire markets. In addition, the combination will broaden the array of financial services that Ocean will be able to offer to its customers."

Chester E. Homer, III, Chairman of Ocean National Corporation, commented, "We believe our shareholders are getting a fair price and that this is a good transaction for our customers and employees. This transaction will accelerate our ability to provide a wider range of services to our market, such as asset management and trust, and a variety of business services. Chittenden, through its previous acquisitions, has demonstrated that it understands community banking and the need to keep local bankers with authority in place. We look forward to joining the Chittenden team."

Mr. Perrault also stated, "This acquisition is another excellent example of Chittenden's strategic objectives in mergers and acquisitions. It provides us the opportunity to be a meaningful player in several contiguous, substantial marketplaces with another well-managed franchise that is poised for growth. As with other Chittenden acquisitions, the operating plan emphasizes local bankers delivering a comprehensive product line."

Ocean National Corporation had total assets of $258 million, deposits of $211 million, and $21 million of stockholders' equity at June 30, 2001. The Company had $191 million in loans, of which $103 million were commercial and commercial real estate loans and $82 million were residential real estate loans. It presently operates nine banking offices in southern Maine including Kennebunk, Kennebunkport, Wells, York, Kittery, and South Berwick, as well as two offices in Portsmouth, New Hampshire. Following the completion of the transaction, Ocean National Bank will operate as a separate unit of Chittenden Corporation, maintaining its name and senior management team. Chittenden has prepared an investor package which may be requested via e-mail at efortin@chittenden.com or by calling (802) 660-1412 for a fax copy.

Chittenden is a bank holding company with total assets of $3.9 billion at June 30, 2001. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, and Maine Bank & Trust Company. It also operates under the names First Savings of New Hampshire, and Mortgage Service Center, and it owns The Pomerleau Agency, and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector.

This press release contains certain forward looking statements with respect to the financial condition, results of operations, and business of Chittenden Corporation following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following possibilities: 1) expected cost savings from the merger cannot be fully realized or realized within the expected timeframes; 2) revenues following the merger may be lower than expected or deposit attrition, operating costs, or customer loss and business interruption following the merger may be greater than expected; 3) competitive pressures among financial services companies may increase significantly; 4) changes in the interest rate environment reduce net interest margins; 5) general economic conditions, either internationally, nationally, or in the states in which the combined company will be doing business, are less favorable than expected; 6) changes may occur in the securities market; 7) technological changes; and 8) legislation or regulatory changes adversely affecting the business in which the combined company would be engaged. Other factors which may cause actual results to differ from forward looking statements are described in Chittenden's filings with the Securities and Exchange Commission. Chittenden does not undertake or intend to update any forward looking statements.